UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2020

America Great Health

(Exact name of registrant as specified in charter)

WYOMING

(State or other jurisdiction of incorporation)

0-27873	98-0178621
(Commission File Number)	(IRS Employer Identification No.)

1609 W Valley Blvd., #338, Alhambra, CA	91803
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (626) 576-1299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 7th, 2020, America Great Health, a California Corporation (“AAGH California”), a wholly owned subsidiary of America Great Health (the “Company”), entered into a Cooperation Agreement (the “Agreement”) with Brilliant Healthcare Limited. (“Brilliant”) pursuant to which the parties will establish a joint venture in China (the “JV Company”) for the purpose of promoting and developing stem cell related product’s R&D, production, sales, row material procumbent, mergers and acquisitions, and consulting services. The Company shall invest USD $4.2 million in the JV Company within the next 24 months for 60% equity ownership of the JV Company, Brilliant shall transfer its patented technology (with estimated value of USD $29.8 million) to the JV Company as its capital contribution, to account for 40% equity ownership.

Item 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On June 30th, 2020, the Company announced that Mr. Peter Britton was appointed to the Company's board member.

Mr. Peter Britton is the founder and board chairman of Purecell Group, co-inventor of UCF (Umbilical Cord Factors) global patent, and international expert on translational cellular regenerative medicine. He is the director & chief scientist of Purcell in the development, commercialization and multiple medical applications of Purecell patented anti-aging products and technologies including UCF, Exosome, NAD+, SKQ1 and Liposome. He currently serves as the chief scientist & director of the joint-venture between Purecell and BoaoYiling Life Care Center in China, which leads the world-first officially-approved medical application and commercialization of UCF technology in the field of degenerative joint disease. He is also the founder of Hong Kong-based N Cell, a leading provider of proteomic analysis for Asian market since 2016, and has been the founding member of the Sino-Australian Stem Cell Centre of Excellence with Peking University since 2015. Mr. Peter Britton graduated with a bachelor's degree from the University of Sydney, and obtained post graduate work at the University of Bern in Switzerland.

On November 25th, 2020, the Company announced that Ms. Aihua Guo was appointed to the Company's board member and Vice President of the JV Company.

Ms. Aihua Guo is an entrepreneur and founder of Hong Kong-based Brilliant Health Co., Ltd., which she founded in 2018. She has been the standing editor of Chinese Journals of Tissue Engineering and Aesthetic Plastic Surgery since 2018. She has also been the visiting professor of Galway Institute of Regenerative Medicine in Ireland and CEO of Pure Athesthetic Co., Ltd. of Hong Kong since 2017. From 2016 to 2018, Ms. Guo served as the business director of China Regenerative Medicine International Co., Ltd. She has been the members of British Blood Transfusion Association, Illouz Foundation France and China Plastic Surgery Association since 2015. Ms. Guo obtained her MD of Plastic Surgery in 2012 and PhD of Immunology of Transplantation and Ophthalmology in 2007.

Item 8.01. OTHER EVENTS

On April 11th, 2020, America Great Health (the “Company”), entered into a scientific and technological cooperation agreement (the “ S&T Agreement”) with Purecell Group (“Purecell”), an Australia based company. According to the S&T Agreement, the Company and Purecellhave been reached in line with the purpose of promote the development of the commercialization of current technology, make full use of the market resource advantages and scientific research platform capabilities of both parties to achieve a direct alliance between technology research and development andmarket operations.

On June 1st 2020, the Company has established the Science and Technology Advisory Committee (the “Committee”).The Committee is mainly responsible for formulating Company's scientificand technological development strategy, planning and implementing basic research, andcoordinating and promoting construction and upgrade of Company’s innovation system. The Companyappointed Mr. JiaxinXue, Company’s board member, as the Executive Chairman of the Committee.On August 1st, 2020, the Company announced that Mr. Aimin Wang was appointed to Executive Vice Chairman of the Committee. On November 25th, 2020, Ms. Aihua Guo was appointed to Executive Vice Chairman of the Committee. Mr. Aimin Wang has served as the vice president of International Society of Biomedicine since 2018 and the director of American Acupuncture and Herbal Medicine Center since 2015. In 2006 Mr. Wang received an honorary doctorate degree in Chinese medicine from Yuying University, and obtained the California Acupuncture and Moxibustion Physician License in 2002. Mr. Wang graduated in 1982 from China Medical University and obtained the national doctor qualification and Chinese medicine practitioner license.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “estimate,” or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties, and actual results may differ materially from the results anticipated in the forward-looking statements. Differences may result from risks and uncertainties beyond the Company’s control. Additional factors that could materially impact the Company’s results and operations can be found under the caption “Risk Factors” in America Great Health’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA GREAT HEALTH

Dated: December 18, 2020	By:	/s/ Mike Q. Wang
President/CEO